UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: June 8, 2006

(Date of earliest event reported)

GSI COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

935 First Avenue, King of Prussia, PA 19406

(Address of principal executive offices and zip code)

(610) 265-3229

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 8, 2006, our Compensation Committee approved our Leadership Team Deferral Plan (the “Plan”). The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include base salary, bonus awards, long-term equity awards, discretionary cash awards and/or any other payments designated by the Plan committee as eligible for deferral under the Plan from time to time.

Employees at a director level or above, including our executive officers, who are notified regarding their eligibility to participate and delivered the Plan enrollment materials are eligible to participate in the Plan (“Participants”). Under the Plan, we will provide Participants with the opportunity to make annual elections to defer a specified percentage of up to 100% of their eligible compensation. Elective deferrals of cash compensation are withheld from a Participant’s paycheck and credited to a bookkeeping account established in the name of the Participant. The Participant is always 100% vested in his or her own elective deferrals and any earnings thereon. We may also make discretionary contributions to Participants’ accounts in the future, although we do not currently plan to do so. Discretionary contributions made by us in the future, if any, will be subject to such vesting arrangements as we may determine.

Amounts contributed to a Participant’s account through elective deferrals or though our discretionary contributions are generally not subject to income tax, and we do not receive a deduction, until they are distributed from the account. However, deferred amounts are subject to the Federal Insurance Contributions Act tax imposed under Sections 3101 and 3121(v)(2) of the Code at the time of deferral.

Under the Plan, we will be obligated to deliver on a future date deferred compensation credited to the Participant’s account, adjusted for any positive or negative investment results from phantom investment alternatives selected by the Participant under the Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unfunded, unsecured general obligations of us and rank in parity with other unsecured and unsubordinated indebtedness of us, subject to the claims of our general creditors. The Obligations are not transferable except upon death of the Participant.

Each Obligation will be payable in cash, commencing upon a distribution date selected by the Participant at the time of deferral. Payments will be distributed in the form of a lump sum cash payment or in up to ten annual installments, depending upon, if applicable, the election made by the Participant at the time of deferral. However, if a Participant’s service with us terminates prior to the selected distribution date or dates, payments will commence as of the date of termination of service. Additionally, if a Participant’s service terminates with use due to disability or death, or the Participant is receiving installment payments and dies or becomes disabled prior to payment of all the installments, the Obligation will become immediately payable. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Code. In addition, Participants may be entitled to receive payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Code.

A committee appointed by our Board of Directors administers the Plan. We can amend or terminate the Plan at any time, but no such action shall unilaterally reduce a Participant’s account balance without his or her consent prior to the date of such action. However, we may adopt any amendments to the Plan that we deem necessary or appropriate to preserve the intended tax treatment of the Plan benefits or to otherwise comply with the requirements of Section 409A of the Code and related guidance. The Plan committee may determine that a Participant shall no longer be a Participant in the Plan in which case the Participant’s benefits shall be held in the Plan and paid in accordance with its terms.

A copy of the Plan is attached as Exhibit 10.1.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Businesses Acquired

None.

(b) Pro-forma Financial Information

None.

(c) Shell Company Transaction

None.

(d) Exhibits

The following exhibit is incorporated herein by reference:

Exhibit Number	Description
10.1	Leadership Team Deferral Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin
Michael G. Rubin Chairman and Chief Executive Officer

Dated: June 13, 2006

Exhibit Index

Exhibit No.	Description
10.1	Leadership Team Deferral Plan